Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 1st day of September, 2010 (the “Effective Date”) by and between (i) PREFERRED VOICE, INC., a Delaware corporation (“Seller”); and (ii) CLEARSKY MOBILE MEDIA, INC., a Delaware corporation (“CMM”), and CLEARSKY RBT, LLC, a Florida limited liability company (“CRBT”), with  CMM and CRBT referred to collectively herein as the “Purchaser”.

RECITALS

WHEREAS, Seller owns (i) all of the rights and assets (both tangible and intangible) utilized by Seller in connection with its operation, development and marketing of the product line/application known as “Rockin’ Ringback”, including all product lines and applications relating thereto or developed therefrom, including without limitation, the “Adback” and “Ringback Video” businesses (collectively, the “RBT Business”), and (ii) all contracts and agreements to which Seller is a party with respect to the purchase and sale of ringtones, including polyphonic/monophonic ringtones and voice/sound ringtones (the “Ringtone Business”), and (iii) all of the rights and assets (both tangible and intangible) utilized by Seller in connection with its development and creation of a Local Number Portability database product line/application known as all the LNP Project (the “LNP Project”); with the RBT Business, the Ringtone Business and the LNP Project collectively referred to herein as the “PVI Business”);

WHEREAS, Seller has decided to divest itself of the PVI Business; and

WHEREAS, Purchaser desires to purchase the assets comprising the PVI Business (as more particularly described herein below) from Seller, and Seller desires to sell such assets to Purchaser.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

Definitions

In addition to the definitions set forth elsewhere in this Agreement, for purposes of this Agreement:

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreements to be utilized to effect the assignment and assumption, from time to time, of the Seller Business Contracts, substantially in the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale with respect to the transfer and sale of the Assets, substantially in the form attached as Exhibit B.

“Business” means the business contemplated to be conducted by the Purchaser through the continued development, marketing and operation of the PVI Business after the Closing.

“Business Premises” means the business location at 6500 Greenville Avenue, Suite 570 or Suite 330 Dallas, Texas 75206-1009, and any other present premises pertaining to and/or associated with the ownership, management and operation of the PVI Business.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-United States, government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Infringement Suit” means Ring Plus, Inc. v. Preferred Voice, Inc., a lawsuit originally filed in US District Court, Central District of California, Western Division, alleging infringement of U.S. Patent 7,006,608, which suit has not been dismissed as of the date of this Agreement.

“Intellectual Property Rights” means and shall be broadly construed to encompass any and all forms of intellectual property rights in or appertaining to the subject matter of this Agreement and such rights used in or with respect to the PVI Business, irrespective of whether such rights may be based upon common law, statute, contract, treaty, convention or otherwise and to the full extent such rights may arise or be recognized under any law or regulation, either federal, state, local, foreign and/or international.  Intellectual Property Rights shall include, without limitation, any and all:  (i) Letters Patent and all filed, pending, or potential applications for Letters Patent, including any reissue, reexamination, division, continuation and continuation-in-part applications throughout the world now or hereafter filed, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, symbols, logos, proprietary indicia, and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, including the “Rockin’ Ringback” name and mark, and all derivations thereof, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, and other literary property or author’s rights, whether protected by copyright or as a mask work, (iv) mask works and registrations and applications for registration thereof, (v) all computer software (including source code and object code), data, data bases and documentation thereof, including rights to third party software used in the business, (vi) trade secrets and other confidential information including hardware and software designs, algorithms, routines and/or other subject matter embodied in or used by any portion of software employed in the PVI Business, product specifications and documentations, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, customer and supplier lists (including all contact information), pricing and cost information, business and marketing plans and proposals, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, (viii) copies and tangible embodiments thereof (in whatever form or medium); and, with regard to (i) through (viii) the applicable right to enforce these Intellectual Property Rights, should the need arise, against third parties in both law and equity.

“Organizational Documents” means the articles or certificate of incorporation or organization, by-laws and/or other governing or constituent documents of an entity.

“Purchase Price” has the meaning specified in Section 2.3.

“RBT Business Contracts” means all customer and vendor contracts relating to the RBT Business, including without limitation, Seller’s existing contracts with its wireless carrier clients to provide, among other things, “Rockin’ Ringback” content to such clients, to the extent such contracts are specifically identified on Schedule 2.1(a) attached hereto.

“Ringtone Business Contracts” means all customer and vendor contracts relating to the Ringtone Business, to the extent such contracts are specifically identified on Schedule 2.1(a) attached hereto.

“Seller Business Contracts” means the Ringtone Business Contracts and the RBT Business Contracts, collectively, together with any equipment leases and maintenance contracts that are specifically identified on Schedule 2.1(a) attached hereto.

ARTICLE 2

Purchase and Sale of Assets

2.1 Transfer of Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser (with the specific Purchaser party identified below) the following assets, free and clear of all Encumbrances of any nature (the “Assets”):

(a)           Seller Business Contracts.  To CMM, all of Seller’s rights and interests in, to and under the Seller Business Contracts, including the rights to all fees and other compensation payable to Seller thereunder, together with all requisite consents and approvals of all persons and entities necessary in connection with Seller properly selling, transferring and assigning the Seller Business Contracts to Purchaser, and further together with all sales pipeline information, marketing and sales materials, logos and brand information, and other information and materials relating to Seller’s conduct of the PVI Business (it being acknowledged and agreed by Purchaser that certain of the Seller Business Contracts, as and to the extent mutually agreed by Purchaser and Seller at or prior to the Closing, will not be assigned by Seller to Purchaser (or replaced by Purchaser, as appropriate) until after the Closing, as more particularly provided in and contemplated by Section 5.10);

(b)           Intellectual Property Rights.  To CMM, all right, title and interest in and to the Intellectual Property Rights, including, without limitation those patents, trademarks and other intangible assets listed on Schedule 2.1(b) attached hereto and identified in the Patent Assignment appended hereto as Exhibit C and the Trademark Assignment appended hereto as Exhibit D, each of which Seller agrees to execute and deliver at the Closing;

(c)           Software, Hardware and Software Development Rights.  To CRBT, all software, hardware and software development rights used in or necessary for the operation of the PVI Business, including, without limitation, all of the software and hardware employed by Seller for use in the telecommunications industry wherein a generated sound presentation can replace or overlay a ring-back signal normally heard in a caller’s telephone until such time as a recipient of the telephone call answers such call, as more fully described on Schedule 2.1(c) attached hereto, and further including, without limitation, all Source Code, Object Code and Documentation, as defined in Schedule 2.1(c) that relate to such software;

(d)           Key Seller Employees.  To CMM, those employees identified by Purchaser as key personnel (whether currently employees or independent contractors of Seller) of the PVI Business (the “Key Seller Employees”), with all such key personnel identified on Schedule 2.1(d) attached hereto;

(e)           Furniture and Equipment.  To CMM, all data center equipment, software, and other appurtenances and equipment, identified (together with their corresponding agreed allocated value) on Schedule 2.1(e) attached hereto and used by Seller to provide (i) “Rockin’ Ringback” content or services, and (ii) downloadable content relating to the Ringtone Business, and otherwise;

(f)           Web Sites; Telephone Numbers and Listings.  To CMM, all web site addresses, web content, telephone numbers and telephone listings relating to or utilized in the PVI Business as identified on Schedule 2.1(f) attached hereto; and

(g)           Books and Records.  To CMM and CRBT, as appropriate, copies, and to the extent reasonably necessary or appropriate, originals, of those books, records and other documents pertaining to the Assets as Purchaser may request, whether at the Closing or within sixty (60) days thereafter.

2.2 Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the purchased Assets, and shall remain the property of Seller after the Closing Date: (i) cash on hand, (ii) accounts receivable, (iii) notes receivable, (iv) any other asset of the Company that is not included in Section 2.1 above.

2.3  Purchase Price.  Subject to the terms and conditions of this Agreement, including Purchaser’s reliance upon the representations, warranties, covenants and agreements of Seller contained in this Agreement, in exchange for the Assets (delivered to Purchaser free and clear of any and all Encumbrances) and other rights set forth herein, Purchaser shall pay to Seller the sum of $225,000.00 (the “Purchase Price”).  The Purchase Price shall be paid by Purchaser to Seller in full at Closing, by means of a good check or bank wire transfer of immediately available funds.  In addition, Purchaser shall pay Seller at Closing the net amount, if any, resulting from the mutually agreed reconciliation of Seller’s prepaid expenses and/or deferred revenue, as identified in Schedule 2.3 attached hereto.

2.4 No Assumption of Liabilities.  Except solely as relating to the Assignment and Assumption Agreement pursuant to which Purchaser will assume Seller’s performance obligations under the Seller Business Contracts, Purchaser shall not assume, and Seller shall not cause Purchaser to assume or agree to undertake, perform or discharge, any liability or obligation of Seller arising out of or otherwise relating to the Assets or the operation of the PVI Business.

2.5 Provision of Consulting Services.

(a) At the Closing, Seller (for this purpose, referred to herein as “Consultant”) shall enter into a Consulting Agreement with CMM pursuant to which Consultant will provide consulting services to Purchaser as an independent contractor for at least one (1) calendar month (with an option exercisable by CMM to extend the Consulting Agreement for up to two (2) additional one (1) month extensions) immediately following the Closing Date and for such number of hours, and at such times during regular business hours, as are requested by CMM up to twenty five (25) hours per week in exchange for a fee of Sixty Dollars ($60.00) per full hour of consulting services provided by Consultant to CMM.  Seller confirms and agrees that the principal provider of the requisite services by Consultant under this Consulting Agreement shall be Mary Merritt, in her capacity as Consultant’s Chief Executive Officer.[ Consultant agrees and acknowledges that, by virtue of Ms. Merritt’s long association with the PVI Business, she is in possession of information about the PVI Business, including its customers, employees, sales, marketing, finances, trade secrets, and other intellectual property and know-how, which is generally not available in any written or tangible form (“Consultant’s Knowledge”).  Therefore, Consultant agrees and covenants that, during such time(s) as Consultant provides consulting services to Purchaser pursuant to Section 2.5(a), Consultant shall use its best efforts to cause Ms. Merritt to use all reasonable efforts to convey and impart the Consultant’s Knowledge to such person or persons as are selected by CMM for such purpose.

2.6 Office Space Sublease.  At the Closing, subject to landlord consent, Seller agrees to enter into a Sublease with CMM, pursuant to which Seller will grant CMM the right to use a portion of the Business Premises and related furniture and equipment on such terms and conditions, including the lease rate and lease duration, as the parties shall mutually agree in good faith.

ARTICLE 3

Representations and Warranties of Seller

Seller warrants and represents that the following statements are true and correct as of the Closing Date.  Purchaser’s obligation to close under this Agreement is conditioned and contingent upon the representations and warranties contained in this Article being true, correct and complete as of the Closing Date.  All such representations and warranties will survive until the expiration of the appropriate statute of limitations or, if no statute, indefinitely, unless otherwise provided herein.

3.1 Organization of Seller; Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly qualified and in good standing in Texas and in each other jurisdiction wherein the nature of its business or properties owned or leased makes such qualification necessary.

3.2 Corporate Authority.  Seller has full power and authority to: (i) carry on its current business, (ii) own, use and sell the Assets, (iii) enter into this Agreement, (iv) perform its obligations hereunder, and (v) consummate the transactions herein contemplated in accordance with the terms, provisions, and conditions hereof.  The execution of this Agreement, the delivery of this Agreement to Purchaser and the carrying out of the provisions hereof have been duly authorized by the Seller’s Board of Directors and by all other corporate actions as are necessary and appropriate under Seller’s Organizational Documents and applicable  Delaware law.

3.3 Ownership of Assets.  At the Closing, the Assets will be delivered to Purchaser by Seller free and clear of any and all Encumbrances of any nature whatsoever, direct or indirect, whether known or unknown, fixed or contingent.  In furtherance thereof, Seller represents and warrants to Purchaser that Seller owns and has good and marketable title to the Assets to be transferred hereunder, free and clear of any and all Encumbrances of any nature whatsoever, direct or indirect, whether known or unknown, fixed or contingent.  Seller has the complete and unrestricted right, power, and authority to sell, transfer, and assign the Assets to Purchaser pursuant to this Agreement.  No person, firm, corporation or other entity (except Seller and Purchaser) has any right or interest in the Assets or any contract, option or right to acquire any interest in the Assets

3.4 Condition of Assets.  The Assets are in good condition and working order and are free of material defects, normal wear and tear excepted.

3.5 Compliance.  Neither the execution and delivery of this Agreement, nor any instrument or agreement to be delivered by Seller at the Closing pursuant to this Agreement, nor the compliance with the terms and provisions hereof and thereof by Seller, will result in the breach of any applicable statute or regulation, or any administrative or court order or decree, nor will such compliance conflict with, or result in the violation or breach of, any of the terms, conditions or provisions of any Organizational Document, agreement or other instrument to which Seller is a party, or by which Seller may be bound, or constitute an event of default thereunder.

3.6 Undisclosed Liabilities.  Except for Seller’s duties and obligations under the Seller Business Contracts, Seller has no liabilities or obligations, nor any knowledge of any facts which might give rise to any liabilities or obligations, affecting the Assets or the PVI Business in any way which are not paid and discharged or which will not be paid and discharged at or prior to the Closing.

3.7 Litigation and Claims.  Except for the Infringement Suit, (a) there is no suit or action, or legal, administrative, arbitration or other proceedings or governmental investigation, adversely affecting Seller, the PVI Business or the Assets pending or threatened against Seller which might materially or adversely affect the PVI Business or the Assets or Seller’s ability to enter into this Agreement or consummate the transactions contemplated hereunder, and (b)  there is no outstanding judgment, decree or order against Seller that affects the PVI Business or the Assets in any way.  No citations, fines or penalties relating to the PVI Business or any of the Assets have been assessed against Seller under any federal, state or local law relating to environmental protection, occupational health or safety or other matters.  Seller shall immediately inform Purchaser in writing of any claims or complaints known to Seller which may be assessed against Seller and which could involve any risk to the Business or any of the Assets.  Seller confirms that it is currently defending the Infringement Suit; however, Seller believes in good faith that such claim or cause of action is substantively without merit, and has aggressively pursued its defense of such claim or cause of action, and will continue to do so following the Closing until such time as such claim or cause of action is either dismissed or settled (in any event, at no cost or charge to Purchaser).

3.8 Effect of Agreement.  The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Seller to Purchaser pursuant to the terms of this Agreement are valid, binding and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors, and the application of the laws of equity.

3.9 Insurance.  Copies of all policies of fire, liability, worker's compensation and other forms of insurance, if any, maintained by the Seller have been delivered to Purchaser, and all premiums have been currently paid on such policies, and the Seller warrants that all such policies will be properly and timely maintained, continued and, if necessary, renewed through the Closing Date.

3.10 Due Performance.  Seller has in all material respects performed all obligations required to be performed by Seller under, and Seller is not in default under or in violation of, any third party contract, agreement, lease, mortgage, note, bond indenture, license, or other document or undertaking (oral or written) to which Seller is a party or by which Seller is bound and by which the Business or the Assets could be materially affected.

3.11 Governmental Permits.  Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle Seller to own or lease, operate and use the Assets and to carry on and conduct the PVI Business as currently conducted (collectively, the “Governmental Permits”).  True, correct and complete copies of all Governmental Permits (if any) have been delivered by Seller to the Purchaser prior to the Effective Date.  Seller has fulfilled and performed all obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists which constitutes, or after notice or lapse of time, or both, would constitute, a breach or default under any such Governmental Permit or which authorizes or, after notice or lapse of time, or both, would authorize revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each Governmental Permit is valid, subsisting and in full force and effect and, where permitted, will be assigned and transferred to Purchaser in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

3.12 Employees.

(a) Schedule 2.1(d) attached hereto sets forth an accurate and complete list of the names of the Key Employees.  If Seller has any employment agreements with any Key Employee, all of the same are terminable at will and none of the same would prevent any of such Key Employee from becoming employees of Purchaser after the Closing.  Seller does not have any collective bargaining agreement covering any of their employees nor any employee benefit plan (i.e., profit sharing, stock option or retirement plan).  Seller is, and has heretofore been, in full compliance with all labor laws and regulations, including without limitation, laws and regulations with respect to health, safety, equal employment opportunities, employment discrimination and hour and wage standards.  There is no petition for union representation pending, and there is no present union organizing in progress, with respect to Seller’s employees.  There is no unfair labor practice complaint pending or threatened before the National Labor Relations Board against Seller, and no pending investigation, being conducted as to Seller by the National Labor Relations Board. Seller is not obligated to make any payment to any employee of Seller as a result of the occurrence of the Closing under any employment contract, non-competition agreement, employee benefit plan or severance agreement.

(b) The parties hereto agree that Seller will treat all of the employees relating to the PVI Business as terminated as of the Closing Date, and will be solely responsible for paying or otherwise satisfying all accrued sick time, vacation time, paid days off, payroll taxes, benefits and any and all other rights and benefits owing to such employees as of the Closing Date.  Purchaser is assuming no such responsibilities or obligations relating to Seller’s employees.  Purchaser shall have the option, but not the obligation, in its sole and absolute discretion, to hire any and all of the Key Employees after the Closing.

3.13 Contracts. There are no other management, service, supply or maintenance contracts that are applicable to or affect the PVI Business or the Assets in any material manner except for the Seller Business Contracts.  Seller is not (and at the Closing will not be) in breach or violation of any of the Seller Business Contracts, and all Seller Business Contracts are and will be at the Closing in full force and effect.

3.14 Intellectual Property Rights.

(a) Seller owns, possesses, has the right to use pursuant to a valid and enforceable license or is otherwise entitled to exercise, without restriction, all right, title and interest in and to all Intellectual Property Rights that are used in or necessary for the operation of the PVI Business as presently conducted and as presently proposed to be conducted, free and clear of all Encumbrances.  Without limiting the generality of the foregoing, Seller owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by Seller’s employees and independent contractors or under the direction or supervision of Seller’s employees or independent contractors relating to the PVI Business and the Assets.  Seller has taken all reasonable necessary steps to maintain and protect the Intellectual Property Rights, including the payment of all registration and maintenance fees that have become due and payable with respect to the Intellectual Property Rights.

(b) Except as set forth on Schedule 3.14(b) attached hereto, (i) there have been no claims made against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights and there is no basis for any such claim, (ii) Seller has not received any notices of, and has no knowledge of any facts which indicate a reasonable likelihood of, any infringement of or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that Seller license any rights from a third party), (iii) the conduct of the PVI Business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other persons, (iv) Seller has the right to use and license the Intellectual Property Rights, free and clear of any claim or conflict with the rights of others, (v) no royalties, honorariums, compensation or fees are payable by Seller to any person by reason of the ownership or use of any of the Intellectual Property Rights, (vi) to the extent that any item constituting part of the Intellectual Property Rights has been registered with, filed in or issued by, any Governmental Body, such registrations, filings or issuances are listed on Schedule 3.14(b) and were duly made and remain in full force and effect,  (vii) to the extent any of the Intellectual Property Rights constitutes proprietary or confidential information, Seller has adequately safeguarded such information from disclosure, (viii) neither the execution and delivery of this Agreement nor the performance of Seller’s obligations hereunder will be in violation of or result in the loss of any rights to any license, sublicense or agreement used or necessary in the conduct of the PVI Business, (ix) to Seller’s knowledge,  there has not been and there is not now any material unauthorized use or misappropriation of any Intellectual Property Rights by any third party, including, without limitation, any employee or former employee of Seller, (x) the Seller has the exclusive right to file, prosecute and maintain all applications, certificates, registrations and Letters Patent with respect to the Intellectual Property Rights, (xi) no act has been done, or omitted to be done, by Seller to impair or dedicate to the public or entitle any governmental authority to cancel, forfeit, modify or hold abandoned any of the Intellectual Property Rights, and (xii) the components of all software, hardware and firmware that are used or currently proposed to be used in or necessary for the conduct of the PVI Business as currently conducted or as currently proposed to be conducted are owned by the Seller, or, currently in the public domain or otherwise available to Seller without the approval or consent of any third party, or, are used by the Seller or included in its products pursuant to rights granted to Seller by written license or lease from a third party.  The transactions contemplated by this Agreement will not have a material adverse effect on Seller’s right, title or interest in and to the Intellectual Property Rights and all of such Intellectual Property Rights shall be owned or available for use by CMM on identical terms and conditions immediately after the Closing.

(c) No open source source code, freeware, libraries or any source code subject to the GNU General Public License, any similar open source license or any other license requiring the disclosure of source code, has been used to create any software that is owned by Seller and distributed to any other person or entity.  Seller is not a party to any agreement requiring the deposit of any source code with an escrow agent or escrow service.

3.15 Compliance by Seller.  Seller will use its best efforts to cause its officers, and employees to comply with all applicable provisions of this Agreement.

3.16 Employees.  Purchaser is assuming no responsibilities or obligations whatsoever relating to Seller’s employees; provided, Purchaser has the right, exercisable in its sole discretion, to offer employment to the Key Employees.

3.17 Name of PVI Business.  At the Closing, Seller will transfer all of its right, title and interest in and to the Intellectual Property Rights to Purchaser.  In accordance therewith, Seller will no longer conduct active business operations under the name “Rockin’ Ringback” (or any confusingly similar designation), or permit any affiliate of Seller to do so.

3.18 No Omissions.  The representations and warranties of Seller in this Agreement, and all representations, warranties and statements of Seller contained in any schedule, financial statement, exhibit, list or document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.  Seller has furnished to Purchaser complete and accurate copies of all documents and information requested by Purchaser.

ARTICLE 4

Representations and Warranties of Purchaser

Purchaser warrants and represents that the following statements are true and correct in all material respects as of the Closing Date.  Seller's obligations to close under this Agreement are conditioned and contingent upon the representations and warranties contained in this Section being true, correct and complete in all material respects as of the Closing Date. All such representations and warranties will survive until the expiration of the appropriate statute of limitations or, if no statute, indefinitely, unless otherwise provided herein.

4.1 Organization of Purchaser; Status.  CMM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  CRBT is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active.  CRBT is wholly-owned by CMM.

4.2 Corporate Authority.  Purchaser has full power and authority to: (i) carry on its current business, (ii) purchase the Assets, (iii) enter into this Agreement, (iv) perform its obligations hereunder, and (v) consummate the transactions herein contemplated in accordance with the terms, provisions, and conditions hereof.

4.3 Compliance.  Neither the execution and delivery of this Agreement, nor any instrument or agreement to be delivered by Purchaser to Seller at the Closing pursuant to this Agreement, nor the compliance with the terms and provisions thereof by Purchaser, will result in the breach of any applicable statute or regulation, or any administrative or court order or decree, nor will such compliance conflict with, or result in the breach of, any of the terms, conditions or provisions of any Organizational Document, agreement or other instrument to which Purchaser is a party, or by which Purchaser is or may be bound, or constitute an event of default thereunder.

4.4 Effect of Agreement.  The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Purchaser to Seller pursuant to the terms of this Agreement are valid, binding and enforceable against Purchaser in accordance with their terms, subject only to the applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors.

4.5 Compliance by Purchaser.  Purchaser will use its best efforts to cause its officers, and employees to comply with all applicable provisions of this Agreement.

ARTICLE 5

Certain Covenants

5.1 Conduct of PVI Business Prior to Closing.  Between the Effective Date and the Closing Date, Seller shall:

(a)           Continue to conduct the PVI Business in its usual manner, maintain all the Assets in good condition and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto customary and usual in the ordinary course of business; maintain with financially sound and reputable insurers insurance against such risks and in such amounts of coverage as is customary and usual in the ordinary course of business; and comply with all applicable laws, ordinances, rules and regulations or orders which if not complied with could materially or adversely affect  the Business or any of the Assets.

(b)           Not sell, transfer, lease or otherwise dispose of, or permit the disposal or removal of, any of the Assets, except in the ordinary course of business or as permitted in this Agreement.

(c)           Promptly pay when due all debts and obligations arising in connection with the PVI Business.

(d)           Use its best efforts to preserve the PVI Business intact and maintain the PVI Business’s relationships with its suppliers, customers, creditors, independent contractors, sales personnel, and employees and others with whom it has business relations.

(e)           With respect to the PVI Business, not enter into any agreements or transactions which are not in the normal course of business or which are contrary to any provisions hereto without the prior written consent of Purchaser, and, except to the extent permitted elsewhere in this Agreement, not make any changes or modifications in any agreements affecting any of the Assets to which Seller is a party.

(f)           Not take any action or permit any action to be taken that might impair the value of any of the Assets or in any way impair the PVI Business.

(g)           Use its best efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement.

5.2 Access - Purchaser Inspection.  Between the Effective Date and Closing Date, at the request of Purchaser, Seller shall permit Purchaser and its representatives (including its counsel, accountants, employees, and other representatives and Purchaser’s designees) to have reasonable access to the Business Premises, the Assets and the PVI Business, and to all of the books of account and records of the PVI Business, and Seller shall furnish to Purchaser and its representatives, for inspection and copying, such financial and operating data, contracts, insurance policies, title documents and other information with respect to the PVI Business and the Assets, which are from time to time reasonably requested by Purchaser, subject to Seller’s supervision, control and authority, in order that Purchaser and its representatives may make such inspections and investigations as Purchaser deems reasonably necessary to ensure Seller’s compliance with its obligations hereunder.  Seller shall reasonably cooperate with Purchaser and Purchaser’s agents, employees and independent contractors, and provide such reasonable access to the Business Premises for the purpose of completing the inspections described in this Section.

5.3 Rockin’ Ringback Confidential Information.

(a)           Seller expressly acknowledges that the PVI Business involves trade secrets, confidential and proprietary information and personal relationships with customers and vendors, and that the success of the Business is due in large part to the exclusive retention of such trade secrets, confidential and proprietary information and the undisturbed continuation of such personal relationships with customers.

(b)           Seller agrees and acknowledges that all currently non-public information pertaining to the PVI Business (including its technical specifications and design features) and the Assets, constitute trade secrets within the meaning of applicable federal and/or state law, and valuable confidential and proprietary information that Seller will sell to Purchaser and allow Purchaser to use pursuant to this Agreement and in which, after the Closing, Purchaser will have a proprietary interest (collectively the “Rockin’ Ringback Confidential Information”).  Seller recognizes that the Rockin’ Ringback Confidential Information is not readily available to the public and is information from which Purchaser will derive an independent economic value from not being known and that the information is subject to efforts that are reasonable to maintain its secrecy.  The failure to mark any documents, reports, data or information “confidential” shall not affect the confidential nature of the material.

(c)           Seller expressly covenants and agrees that neither Seller, nor Mary Merritt (collectively, the “Seller Group”) shall at any time, directly or indirectly, reveal, divulge, disclose, disseminate, fax, transmit (whether through electronic means or otherwise), publish or communicate to any person, firm, or corporation, or other entity, other than to employees or representatives of the Purchaser, or copy or utilize for their own benefit, or the benefit of others, in any manner whatsoever, any Rockin’ Ringback Confidential Information without the express prior written consent of Purchaser. The prohibition provided in this section is effective during the period beginning on the Closing Date and shall continue indefinitely.

(d)           All Rockin’ Ringback Confidential Information shall become property of Purchaser effective as of the Closing and thereafter.  Effective as of the Closing, Seller shall cause the Seller Group to surrender to Purchaser all documents, records, computer programs or disks, and similar repositories of or containing Rockin’ Ringback Confidential Information, including, but not limited to, all lists (including, without limitation, customer lists), charts, schedules, reports, financial statements, books, records and tangible evidence of any type which relate to the PVI Business or the Assets, and all copies thereof, to Purchaser; provided, Seller Group may retain copies of such Rockin’ Ringback Confidential Information as is necessary to support their Federal and State tax filings (including income and sales tax filings), maintain corporate records, and to defend the Infringement Suit; provided, that such copies are retained and used solely and exclusively for such purpose.

5.4 Noncompetition with respect to the Business.  Seller agrees and covenants that, for and in consideration of the Purchase Price, from the Closing Date and continuing for a period of two (2)  years after the Closing Date (the “Covenant Period”), no member of the Seller Group will, directly or indirectly, own, manage, operate, join, control, be employed by, be engaged on an independent contractor basis or other representative capacity, or participate in the ownership, management, operation, or control of, receive any monetary benefits from or in connection with, or be connected in any other manner with, any individual, corporation, partnership or other entity (other than Purchaser or an affiliate of Purchaser) that is engaged or involved in any business or activity that is competitive with the Business  (with any such business or activity referred to herein as a “Prohibited RBT Business”) anywhere in the world (the “Prohibited Area”), and will not solicit, divert or obtain, or attempt to solicit, divert, or obtain, any of the Business's clients, customers or accounts existing as of the Closing for the benefit of any Prohibited RBT Business, without the prior express written permission of Purchaser, which permission may be given or withheld in Purchaser’s sole discretion.

5.5 Non-Interference with respect to PVI Business and the Business.  From the Closing Date and indefinitely thereafter, Seller agrees that no member of the Seller Group will at any time, directly or indirectly, interfere or attempt to interfere with or disrupt the business relationship between Purchaser and/or the Business, on the one hand, and its clients, customers or accounts, prospective clients or customers, or persons using the services of Purchaser or the Business, on the other hand.  Furthermore, from the Closing Date and indefinitely thereafter, Seller expressly agrees that (i) no member of the Seller Group will take any action that has or that is designed or intended to have the effect of discouraging any customer, supplier, or other business associate of Purchaser or the Business from maintaining the same business relationship with the Business after the Closing as it maintained with the Business prior to the Closing, and (ii) Seller will cause each member of the Seller Group to refer all customer inquiries relating to the Business to the Purchaser following the Closing.

5.6 Non-Disparagement with respect to the Business.   Seller expressly covenants and agrees that, from the Closing Date and indefinitely thereafter, no member of the Seller Group will, directly or indirectly, on its, his or her own behalf or on behalf of others, make or caused to be made any false, misleading, disparaging or uncomplimentary statements or remarks (unless compelled by appropriate judicial action) about the Purchaser, its then- current management, or the Business.

5.7 Provisions Applicable to Restrictive Covenants.  The following apply to the covenants and agreements contained above:

(a)           Seller agrees that the covenants and agreements contained in Sections 5.3, 5.4, 5.5, and 5.6 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Rockin’ Ringback Confidential Information and the legitimate business interests of Purchaser; that irreparable harm, loss and damage, which cannot be remedied in damages in an action at law, will be suffered by Purchaser should Seller breach any of the covenants and agreements contained therein; that a breach of any such covenant and agreement may constitute an infringement of Purchaser’s rights in and to the Business’s trade secrets; that each of such covenants or agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any other such covenant or agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement; and that, in addition to other rights and remedies available to it as a matter of law or equity, Purchaser shall be entitled to an immediate temporary injunction and also to a permanent injunction to prevent a breach or contemplated breach by Seller of any of such covenants or agreements.  Seller shall not assert as a defense that Purchaser has no (or insufficient) legitimate business interests to support the covenants and agreements contained in Sections 5.3, 5.4, 5.5, and 5.6 and Seller shall not assert as a defense that Purchaser has an adequate remedy at law or that the harm to Purchaser is not irreparable.

(b)           In the event that Seller shall breach (whether through its own actions or through any actions of any other member of the Seller Group) any or all of the covenants set forth in Sections 5.3, 5.4, 5.5, and 5.6, the running of the period of the restrictions set forth in such sections breached shall be tolled during the continuation(s) of any such breach or breaches, and the running of the period of such restrictions shall commence or commence again only upon compliance by Seller with the terms of the applicable section breached.

5.8 Conditions and Best Efforts.  Seller shall use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all of the conditions to Seller’s and Purchaser’s obligations under this Agreement and shall do all such acts and things as may be reasonably required to carry out their obligations hereunder and to consummate and complete this Agreement.

5.9 No Change in Warranties and Representations.  Between the Effective Date and the Closing Date, Seller will take no action, other than permitted herein or if required by applicable law or court order, that would cause any representation or warranty contained in this Agreement to become untrue or inaccurate in any respect as of the Closing Date.

5.10 Assisting with the Execution and Delivery of Replacement Contracts to the Seller Business Contracts.  Seller agrees to utilize its best efforts, at Purchaser’s direction and request, and at Purchaser’s sole cost and expense, to promptly assist Purchaser in either causing the assignment of the Seller Business Contracts from Seller to Purchaser or causing the other parties to the Seller Business Contracts to enter into new agreements with Purchaser that will replace and supersede the Seller Business Contracts.  Until such time, Seller agrees to cooperate, at Purchaser’s sole cost and expense, with Purchaser in maintaining the Seller Business Contracts.  For example, and without limitation, Seller agrees to continue receiving ring tones under the appropriate Seller Business Contracts, and remitting payment therefor to the provider of the ring tones in accordance with such Contract terms, and delivering same to Purchaser at Seller’s cost, it being understood that Purchaser shall promptly deliver payment for same to Seller.  Purchaser agrees to indemnify and defend Seller, and hold Seller harmless, from any and all claims, costs, expenses, damages or other liability, including without limitation, attorneys fees, Seller may incur or otherwise be liable for in connection with the cooperation provided under this paragraph, unless such claim, cost, expense, damage or other liability is directly attributable to the gross negligence or willful misconduct of Seller.  Purchaser acknowledges that Mary Merritt (Seller’s Chief Executive Officer) has provided a personal guaranty in the form of a letter of credit of Seller’s obligations owing to UMG Recordings, Inc. under one of the Seller Business Contracts (the “UMG Contract”).  Provided that Seller provides the assistance contemplated under this Section 5.10 with respect to the maintenance of the UMG Contract until it can either be assigned to Purchaser or replaced by Purchaser, Purchaser agrees to indemnify and defend Ms. Merritt, and hold Ms. Merritt harmless, under said guaranty to UMG with respect to any liability thereunder following the Closing.  In addition, concurrent with the assignment or replacement of the UMG Contract, Purchaser agrees to cause Ms. Merritt’s guaranty to be terminated and canceled without cost or charge to Ms. Merritt.

5.11 Use of Trademarks and Other Intellectual Property Rights.  Seller shall not use and shall not license or permit any third party to use, any trademarks, service marks, trade dress, trade names, symbols, logos, proprietary indicia, and corporate or company names or other Intellectual Property Right that is confusingly similar to any of the Intellectual Property Rights to be used by the Purchaser in connection with the Business.

ARTICLE 6

Conditions Precedent to Seller's Obligations

All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment (or waiver by Seller by written waiver) of each of the following conditions at or prior to the Closing, and Purchaser shall devote its best efforts to cause each such condition to be so fulfilled:

6.1 All representations and warranties of Purchaser contained herein, or in any document delivered pursuant hereto, shall be true and correct in all material respects when made and as of the Closing Date.

6.2 All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

ARTICLE 7

Conditions Precedent to Purchaser’s Obligations

All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment (or waiver by Purchaser by written waiver) of each of the following conditions at or prior to the Closing and Seller shall devote their best efforts to cause each such condition to be so fulfilled:

7.1           Seller shall have obtained all requisite consents and approvals of any person or entity necessary in connection with Seller’s properly selling, transferring and assigning the PVI Business and the Assets to Purchaser.

7.2           All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made, and as of the Closing Date.

7.3           All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

7.4           No suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent or question the legality of or seek damages or other relief in connection with the consummation of this Agreement or the transactions contemplated herein, and no suit, action or proceeding is threatened or instituted that relates to the PVI Business, the Assets or Seller’s performance hereunder.

7.5           There shall have been, between the Effective Date and the Closing Date, no change in the Assets or the PVI Business that affects or could affect any of the Assets or the operation of the Business in any materially adverse manner.

7.6           Purchaser shall have obtained (if not otherwise assigned hereunder) all necessary licenses and permits to continue operating the Business after the Closing.

7.7           Purchaser shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of Seller, the PVI Business and the Assets.

7.8           All documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

ARTICLE 8

Closing

8.1 Closing and Closing Date.  Subject to the provisions of this Agreement, the Closing will take place at the principal offices of the Purchaser effective as of the close of business on August 31, 2010, or at such other location or on such other date as the parties to this Agreement may otherwise mutually agree (the “Closing Date”).

8.2 Deliveries at or before the Closing.

(a)           By Seller.  At or before the Closing, Seller will execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, the following instruments and documents:

(1)           The Bill of Sale and such other instruments of conveyance, in form and content reasonably acceptable to Purchaser, as may be necessary to vest in Purchaser all of Seller’s right, title and interest, and good and marketable title, to the Assets, in accordance with this Agreement;

 (2)           The Assignment and Assumption Agreement and such other instruments of assignment and assumption, in form and content reasonably acceptable to Purchaser, as may be necessary to assign Seller’s beneficial rights and interests in, to and under the Seller Business Contracts to Purchaser in accordance with this Agreement to the extent that such Contracts can be so assigned;

(3)           All requisite consents and approvals of any person or entity (in writing) necessary in connection with Seller properly selling, transferring and assigning the PVI Business and the Assets to Purchaser, in a form reasonably satisfactory to Purchaser (provided that Purchaser may waive this condition in whole or in part prior to Closing);

(4)           Such documents as are necessary to transfer and/or terminate all of Seller’ use and interest in the Intellectual Property Rights, effective as of the Closing Date;

(5)           The books, records and other documents of Sellers relating to the Business required to be delivered pursuant to Section 2.1(g) above;

(6)           All written technical information, data, specifications, research information and/or maintenance manuals with instructions relating to the furniture, fixtures and equipment described in Sections 2.1(c) and 2.1(e) above, if any; and

(7)           All keys to the portion of the Business Premises to be occupied by Purchaser and to all lockable furniture and other storage facilities being acquired by Purchaser.

 (b)           By Purchaser.  At the Closing, Purchaser will deliver the Purchase Price to Seller.

ARTICLE 9

Survival and Indemnification

9.1 Survival.  Except as otherwise expressly provided to the contrary herein, all representations, covenants, warranties and obligations contained in this Agreement or any certificate, document or statement delivered pursuant to this Agreement shall survive the Closing until the expiration of the appropriate statute of limitations or, if no statute, indefinitely.

9.2 Indemnification by Seller.  It is expressly understood and agreed that, except as otherwise expressly provided in this Agreement, Purchaser is not assuming any obligations or liabilities of Seller or the PVI Business except as relating to the Assignment and Assumption Agreement, pursuant to which Purchaser will assume Seller’s performance obligations under the Seller Business Contracts so assigned.  Seller covenants and agrees to indemnify, Purchaser, and each director, manager, officer, employee, agent and affiliate of Purchaser (collectively with Purchaser, the “Indemnified Parties”), from and against any and all claims, demands, damages, costs, expenses, liabilities and obligations of any nature or kind whatsoever (a) resulting from the operation of the PVI Business before the Closing Date, or (b) arising by reason of any breach by Seller of any representation, or warranty, contained herein or in any instrument executed by Seller pursuant hereto, or (c) arising out of the Infringement Suit, or the alleged infringement by Seller of any other patent, foreign or domestic that occurred or was alleged to occur before the Closing Date

9.3 Scope of Indemnification.  A party indemnifying another party pursuant to Section 9.2 indemnifies and holds harmless such indemnified party (and its directors, managers, officers, employees and agents, if applicable) against any and all actions, suits, proceedings, demands, claims, assessments, judgments and costs arising as a result of or from the matters set forth in Section 9.2, including attorneys fees, paralegal fees, law clerk fees and other legal costs and expenses, whether incurred at or before trial or in any appellate proceeding, and any other expenses incidental to any of the foregoing.

9.4 Notice of Claim.  Upon obtaining knowledge of facts giving rise to a claim for indemnity, an Indemnified Party shall promptly notify Seller in writing of the facts giving rise to such claim, including copies of all available material written evidence thereof. Such notice shall contain a brief description of the nature and estimated amount of any claim for indemnification.

9.5           Third Party Claims

.  The following provisions shall govern the defense and settlement of any claim, demand, action, suit or proceeding made or brought by any person or entity who or which is not a party to this Agreement or who or which is not an affiliate of any party to this Agreement (a “Third Party Claim”):

(a) Promptly following the receipt of notice of a Third Party Claim, an Indemnified Party shall (i) notify Seller of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to Seller.

(b) If the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by Seller; or if within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.5, Seller shall acknowledge in writing without qualification its indemnification obligations and assume the defense of the Third Party Claim, then, except as hereinafter provided, the Indemnified Party shall not, and Seller shall, have the right to contest, defend, litigate or settle such Third Party Claim.  Notwithstanding the foregoing provisions of this Section 9.5, Seller shall not be entitled to assume and thereafter conduct the defense of the Third Party Claim if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) the claim seeks an injunction or equitable relief against the Indemnified Party.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any contest, defense, action or settlement conducted by Seller provided that the Indemnified Party shall be entitled to reimbursement by Seller therefor only if Seller does not have the right, or loses its right, to contest, defend, litigate and settle the Third Party Claim as herein provided.  Seller will lose its right to defend and settle the Third Party Claim if it fails to diligently contest the Third Party Claim.

(c) So long as Seller has, and has not lost, its right and/or obligation to contest, defend, litigate and settle as herein provided, Seller has the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party, and (ii) the Indemnified Party will have the right to approve any settlement that exceeds the amount remaining under the Cap (as defined in Section 9.6 below).  All expenses (including without limitation attorneys’ fees) incurred by Seller in connection with the foregoing shall be paid by Seller.  Notwithstanding the foregoing, in connection with any settlement negotiated by Seller, no Indemnified Party shall be required by Seller to (w) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such action, (x) enter into any settlement that attributes by its terms liability to the Indemnified Party or admits wrongdoing, fault or violation of law on the part of the Indemnified Party, (y) enter into a settlement that imposes any obligation or restriction upon the Indemnified Party (other than customary releases reasonably acceptable to the Indemnified Party), or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the Action with prejudice or involves the granting of injunctive or equitable relief against any indemnified party.  No failure by Seller to acknowledge in writing its indemnification obligations under this ARTICLE 9 shall relieve it of such obligations to the extent they exist. If Seller assumes the defense of a Third Party Claim, all expenses (including without limitation attorneys’ fees) incurred by Seller in connection with such Third Party Claim (including any settlement thereof) shall be subject to the Cap.

(d) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and Seller refuses to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.5, or if, in accordance with the foregoing, Seller does not have, or  loses, its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Seller.  If, pursuant to this Section 9.5, the Indemnified Party  contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by Seller for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, following the presentation to Seller of itemized bills for said attorneys’ fees and other expenses.

(e) All notices given pursuant to this Section 9.5 shall be given according to Section 12.6.

9.6           Limitation of Indemnification.                                                                Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Seller pursuant to this Article 9 shall not exceed $450,000 (the “Cap”). In addition, the Indemnified Parties shall not be entitled to recover from Seller any incidental, special or punitive damages. The remedy provided by this Article 9 shall be the sole remedy of the Indemnified Parties with respect to any claims or losses relating to, resulting from or arising out of any matter set forth in this Article 9 or otherwise related to or arising from this Agreement.

ARTICLE 10

Allocation of Purchase Price

Purchaser and Seller acknowledge and agree that the Purchase Price for the Assets and other rights set forth herein shall be allocated to the various items and properties which comprise the Assets or rights in accordance with an allocation schedule in substantially the form attached hereto on Schedule 10. Purchaser and Seller shall mutually complete and agree upon such allocation schedule within thirty (30) days after the Closing Date, and Purchaser and Seller agree to timely report the transaction contemplated herein for federal income tax purposes on IRS Form 8594 in a manner consistent with such allocation.  The covenants of this Article shall survive the Closing for an indefinite period of time.

ARTICLE 11

Risk of Loss; Termination

11.1 Risk of Loss.  In the event of any substantial damage to the Assets or the PVI Business by fire or other casualty prior to the Closing, Purchaser, at its discretion, may elect to terminate this Agreement without prejudice to any party, or take the Assets in their damaged condition (without any reduction in the Purchase Price) together with any insurance proceeds payable by virtue of such loss or damage and proceed with the Closing, in which event, on the Closing Date, Seller shall execute and deliver to Purchaser such instruments and documents as may be necessary or desirable to effect the absolute and unconditional assignment to Purchaser of the right to receive such insurance proceeds.  Additionally, in the event that Purchaser has elected to proceed with the Closing in such event, Seller shall use its good faith best efforts to obtain, prior to the Closing Date, the written commitment from the insurance carrier or carriers to pay all of such insurance proceeds to Purchaser forthwith upon written demand of Purchaser, which written commitment, if so obtained by Seller, shall be delivered to the Purchaser on the Closing Date.  Seller hereby agree to furnish Purchaser with notification of any such fire or casualty immediately following such event, which notice shall specify whether, in Seller best judgment, the damage can be repaired prior to the Closing Date.

11.2 Termination by Purchaser.  If any condition precedent to Purchaser’s obligations hereunder is not fully satisfied or fulfilled or waived by Purchaser in writing prior to or on the Closing Date, then Purchaser may at any time thereafter, at its option, either:

(a)           Terminate this Agreement by written notice to Seller, in which event all obligations of the parties hereto under this Agreement shall terminate; or

(b)           Postpone the Closing Date for up to thirty (30) days in order to extend the time for performance of Seller’s obligations hereunder or to obtain satisfaction, fulfillment or written waiver by Purchaser of the conditions precedent to Purchaser’s obligations hereunder.

.

11.3 Termination by Seller.  If any of Purchaser’s obligations hereunder are not satisfied or fulfilled, or waived by Seller in writing, on or before the Closing Date, Seller may , at its option, either:

(a) terminate this Agreement by written notice to Purchaser prior to the Closing, in which case all obligations of the parties hereunder shall terminate, without claim or damage owing by either party to the other; or

(b)  Postpone the Closing Date for up to thirty (30) days in order to extend the time for performance of Purchaser’s obligations hereunder or to obtain satisfaction, fulfillment or written waiver by Seller of the conditions precedent to Seller’s obligations hereunder.

ARTICLE 12

Miscellaneous Provisions

12.1 Cooperation.  On and after the Closing, each party hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other as necessary to carry out, evidence and confirm the intended purposes of this Agreement.  In addition, after the Closing, Seller, at Purchaser’s request, shall prepare, execute and deliver, at Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Purchaser shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Purchaser title to all or any part of the Assets.

12.2 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.  The parties hereby submit to the exclusive jurisdiction of the Florida state and federal courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

12.3 Venue.  The exclusive legal venue for any legal action, claim, suit, dispute or matter arising out of or relating to this Agreement or any documents to be executed pursuant to this Agreement by the parties hereto shall be Orange County, Florida.

12.4 Entire Agreement.  This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

12.5 Amendment.  This Agreement may be amended or modified only by a written instrument duly executed by each party to this Agreement.

12.6 Notices.  All communications required or permitted to be given hereunder shall be in writing and shall be deemed delivered by one party to another party when (i) personally delivered to them or (ii) upon receipt when sent by a national overnight delivery courier (e.g. FedEx or Airborne Express) or (iii) upon receipt when placed in a depository under the control of the United States Postal Service, and mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to:

As to the Seller:                    Preferred Voice, Inc.
6500 Greenville Avenue, Suite 330
Dallas, Texas 75206-1009
Attention: Mary Merritt, CEO

As to the Purchaser:           ClearSky Mobile Media, Inc.
390 North Orange Avenue, Suite 1295
Orlando, Florida 32801
Attention: William Poellmitz, CEO

or such other address as shall have been furnished in writing in accordance with the terms of this Section.  Refusal of the mailing by any party shall be deemed to be receipt of the writing for purposes of this Agreement.

12.7 Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement.

12.8 Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.9 Headings.  The Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

12.10 Assignment.  Neither Purchaser nor Seller shall assign their rights or delegate their obligations pursuant to this Agreement unless and until any such assignment or delegation shall first be consented to in a written instrument executed by the other, which consent shall not be unreasonably withheld.

12.11 Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any portion of this Agreement, all of which are inserted conditionally on their being valid in law.  In the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

12.12 Attorneys’ Fees.  In the event any arbitration, litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such arbitration, litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' and paralegals' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceedings.

12.13 Expenses.  Each of the parties shall bear all expenses incurred by it in connection with the negotiation and execution of this Agreement and in the consummation of, and preparation for, the transactions contemplated by this Agreement.

12.14 Brokerage and Finders’ Fees.

(a)           Seller represents and warrants to Purchaser that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement.  Seller jointly and severally agrees to and shall indemnify, defend, save and hold Purchaser harmless from and against any and all liabilities, damages, costs, expenses or fees in connection with any claim for commission by any broker or finder claiming by, through or under Seller, including, but not limited to, reasonable attorneys’ fees and costs.

(b)           Purchaser represents and warrants to Seller that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement.  Purchaser agrees to and shall indemnify, defend, save and hold Seller harmless from and against any and all liabilities, damages, costs, expenses or fees in connection with any claim for commission by any broker or finder claiming by, through or under Purchaser, including, but not limited to, reasonable attorneys’ fees and costs.

12.15 Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts by the parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  Each counterpart shall be deemed an original hereof notwithstanding fewer than all of the parties may have executed it.  A transmission of a signed counterpart of this Agreement by facsimile or other means of electronic transmission (including by email delivery) may be relied upon as fully as an originally executed counterpart.

12.16 Time is of the Essence.  The parties acknowledge and agree that, for all purposes, time is of the essence.

12.17 Incorporation of Recitals.  The parties agree the aforementioned recitals are true and correct and that the recitals, as well as the definitions set forth therein and in the preamble, are hereby incorporated into this Agreement by reference.

12.18 Further Assurances.  Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

12.19 Number and Gender.  In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural and the use of the plural shall include the singular wherever it appears appropriate from the context.

12.20 WAIVER OF JURY TRIAL.  EACH PERSON OR ENTITY BY EXECUTING THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER THE LAWS OF THE STATE OF FLORIDA, ANY RIGHT, POWER, PRIVILEGE OR PREROGATIVE SUCH PERSON OR ENTITY MAY NOW OR HEREAFTER HAVE OR ACQUIRE TO DEMAND A JURY TRIAL WITH RESPECT TO ANY AND ALL ISSUES, CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR IN CONNECTION WITH THE EXECUTION, DELIVERY AND/OR ENFORCEMENT OF THIS AGREEMENT AND EACH PROVISION HEREOF, WHETHER SUCH ISSUES, CLAIMS OR CAUSES OF ACTION ARE ASSERTED BY WAY OF CLAIM, DEFENSE, COUNTERCLAIM, CROSS CLAIM, OR THIRD-PARTY CLAIM.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on September 9th, 2010, to be effective as of the Effective Date.

SELLER / CONSULTANT: PREFERRED VOICE, INC., a Delaware corporation By: /s/ Name: Mary Merritt Title: CEO Dated: 09/09/2010	PURCHASER: CLEARSKY MOBILE MEDIA, INC., a Delaware corporation By: /s/ Name: William Poellmitz Title: CEO Dated: 09/09/2010
PURCHASER: CLEARSKY RBT, LLC, a Florida limited liability company By: /s/ Name: William Poellmitz Title: Manager Dated: 09/09/2010

Exhibits and Schedules

Schedule 2.1(a)	Seller Business Contracts

Schedule 2.1(b)	Patents, Trademarks and Other Intangible Assets

Schedule 2.1(c)	Software, Hardware and Software Development Rights

Schedule 2.1(d)	Key Employees

Schedule 2.1(e)	Schedule of Furniture and Equipment

Schedule 2.1(f)	Web Sites, Telephone Numbers and Listings

Schedule 2.3	Adjustments for Prepaid Expenses and/or Deferred Revenue

Schedule 3.14(b)	Schedule of Exceptions to Intellectual Property Rights Representation and Warranties

Schedule 10	Allocation of Purchase Price

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Patent Assignment

Exhibit D	Trademark Assignment

Schedule 2.1(a)
to
Asset Purchase Agreement

Seller Business Contracts
(Including RBT Business Contracts and Ringtone Business Contracts)

Customer Contracts:

•	Marketing Agreement and Software License between Preferred Voice, Inc. and East Kentucky Network, LLC d/b/a Appalachian Wireless, signed September 20, 2006, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cellular South, Inc., signed January 31, 2007, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Bluegrass Cellular, Inc., signed March 19, 2010, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cincinnati Bell Wireless, LLC, signed January 21, 2010, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and DOCOMO PACIFIC, signed December 23, 2009, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and NTELOS Communications Inc., signed February 26, 2007, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cleveland Unlimited, Inc., signed November 1, 2009, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Southern Communications Services, Inc., signed November 17, 2006, and all amendments thereto.

•	Cellmania Application Submission Agreement between Preferred Voice, Inc. and Cellmania, Inc., signed May 21, 2008, and all amendments thereto.

Supplier Contracts:

•	Content Distribution Agreement between UMG Recordings, Inc. and Preferred Voice, Inc. dated August 11, 2006.

•	Content Distribution Agreement between Tollgate Networks, Inc. d/b/a Jabbertones, Inc. and Preferred Voice, Inc. dated February 14, 2005.

•	Content Distribution Agreement between FunMobility, Inc. and Preferred Voice, Inc. dated February 1, 2010.

•	Content Distribution Agreement between Zed (formerly 9 Squared, Inc.) and Preferred Voice, Inc. dated August 22, 2006.

•	Synchronization License Agreement between Megatrax Production Music (formerly Airtime Production LLC) and Preferred Voice, Inc. dated June 1, 2006.

•	Ringback Tone Aggregator Agreement between Warner Music Inc. and Preferred Voice, Inc. dated December 11, 2009.

•	Wireless Distribution Agreement between Walt Disney Internet Group and Preferred Voice, Inc. dated January 9, 2008.

•	Mobile Personalization Product Sales Agreement between Sony BMG Music Entertainment and Preferred Voice, Inc. dated August 1, 2008.

•	Agreement for the Inclusion of Universal Sound Recordings in Mobile Personalization Product Service between Universal Music Canada Inc. and Preferred Voice, Inc. dated June 1, 2008.

•	Digital Products Agreement between Sony Music Entertainment Canada Inc. and Preferred Voice, Inc. dated November 13, 2009.

Schedule 2.1(b)
to
Asset Purchase Agreement

Patents, Trademarks and Other Intangible Assets

Patents:

Application Serial No.:                      11/066,874
Filing Date:                                          February 25, 2005
Title:	A COMMUNICATIONS MANAGEMENT SYSTEM, A METHOD OF CONTROLLING AN INITIATED COMMUNICATION WITH PRESELECTED FUNCTIONS AND A NON-WIRELENE COMMUNICATIONS MANAGEMENT SYSTEM

Application Serial No.:                      11/111,604
Filing Date:                                          April 21, 2005
Title:	METHOD OF CUSTOMIZING IN-BAND SIGNALING FOR A COMMUNICATION IN PROGRESS, A METHOD OF IDENTIFYING A SUBSCRIBER TO A CALLING PARTY AND A TONE SEQUENCE APPLICATOR EMPLOYING EITHER METHOD

Application Serial No.:                      11/625,756
Filing Date:                                          January 22, 2007
Title:	TELEPHONE COMMUNICATIONS SYSTEM, A METHOD OF DELIVERING CONTENT TO A CALLING PARTY AND A METHOD OF DISTRIBUTING INFORMATION TO A CALLING PARTY

Trademarks:

Reg. No.:	3,258,316
Reg. Date:	July 3, 2007
Mark:	ADBACK

Reg. No.:	3,057,723
Reg. Date:	February 7, 2006
Mark:	ROCKIN’ RINGBACK

Reg. No.:	2,563,015
Reg. Date:	April 23, 2002
Mark:	SAFETY*TALK

Reg. No.:	2,551,827
Reg. Date:	March 26, 2002
Mark:	PREFERRED VOICE

Reg. No.:	2,563,014
Reg. Date:	April 23, 2002
Mark:	PREFERRED VOICE

Reg. No.:	3,098,447
Reg. Date:	May 30, 2006
Mark:	BUSINESSCONNECT

Reg. No.:	2,805,467
Reg. Date:	January 13, 2004
Mark:	BUSINESSCONNECT

Other Intangible Assets:

None.

Schedule 2.1(c)
to
Asset Purchase Agreement

Software, Hardware and Software Development Rights

The software, hardware and software development rights sold to and purchased by CRBT under this Agreement pursuant to Section 2.1(c) hereof pertain to a software-based algorithm,  telecommunications system, consumer storefront, and billing interface, which the Seller has been selling under the name and mark “Rockin’ Ringback,” wherein the system selects and plays an audible indication featuring audio of the called party's choice (e.g., a pop song), that is heard on the telephone line by the calling party after dialing and prior to the call being answered at the receiving end.

For purposes of this Agreement, the capitalized terms set forth in Section 2.1(c) not otherwise defined herein shall have the meanings set forth below:

1.	“Object Code” shall mean the compiled, machine-readable computer programming code, including any modifications or enhancements thereto.

2.
“Source Code” shall mean the software used in or necessary for the operation of the PVI Business written in programming languages, including all comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the software without undue experimentation.

3.
“Documentation” shall mean user manuals and other written materials that relate to the software, including materials useful for design (for example, logic manuals, flow charts, and principles of operation).

Schedule 2.1(d)
to
Asset Purchase Agreement

Key Employees

Bobby R. Clark, Jr.

Thach B. Nguyen

Dipen M. Patel

Tom R. Sanders

Schedule 2.1(e)
to
Asset Purchase Agreement

Schedule of Furniture and Equipment

Data Center Physical Equipment List

Item Name / Desc.	Manufacture	Model	SN / Service Tag	Location
Pri. FW and VPNs	SonicWall	1RKOA-02A	0006B130855C	Greenville
Backup FW and VPNs	SonicWall	Can’t check w/o removal	0006B133AF8C	Data center
Web & Wap firewall	SonicWall	APL19-05C	0017C528D840	Data center
Web & Wap firewall	SonicWall	APL19-05C	0017C5289D6C	Data center
Mass storage array	Dell / EMC	AX-150	2N778C1	Data center
Fiber Switch	McData	Sphereon 4400	BXHC1C1	Data center
Fiber Switch	McData	Sphereon 4400	BSKC1C1	Data center
UPS	APC	Smart UPS-750	A062603277	Data center
Switch	Dell	PC2848	4R78SB1	Data center
Switch	Dell	PC2848	Cant check w/o removal	Data center
Switch	Dell	PC2848	7S78SB1	Data center
Switch	Dell	PC2848	4G32SB1	Data center
KMM	Tripp Lite	B021-0000-17	Cant check w/o removal	Data center
Server / Vcenter	Dell	PE750	58VXS71	Data center
Server / Database Node 1	Dell	PE1950	HPFT9C1	Data center
Server / Database Node 2	Dell	PE1950	JPFT9C1	Data center
Server / Database Node 3	Dell	PE2850	1HYG961	Data center
Server / Web & WAP 1	Dell	PE750	D3VWG51	Data center
Server / Web & WAP 3	Dell	SC1425	GOGZ391	Data center
Server / Web & WAP 4	Dell	PE860	48HNVC1	Data center
Server / ESX	Dell	PE1950	FD8R5F1	Data center
Server / ESX	Dell	PE1950	GNQD7G1	Data center
Power distribution	APC	Basic Rack PDU	Cant check w/o removal	Data center
Power distribution	APC	Basic Rack PDU	Cant check w/o removal	Data center
Backup hard drive Node 1	WD	WD3200XMS-00	WXEY07C83374	Data center
Backup hard drive Node 2	WD	WD3200XMS-00	WXEZ07292982	Data center
Backup hard drive Node 3	WD	WD2500MB8-00	WXE908LK0324	Data center
Heart Beat Switch 1	Cisco	EZXS555W	R91406135313	Data center
Heart Beat Switch 1	Netgear	GS605	1FE164500015	Data center
Transfer switch 1	Tripp Lite	PDUMH15ATNET	Cant check w/o removal	Data center
Transfer switch 1	Tripp Lite	PDUMH15ATNET	Cant check w/o removal	Data center
16 Port patch to AT&T frame	Speedgain	c5e+	N/A	Data center
24 port front to back patch	Panduit	DP5e	N/A	Data center
Slide out shelf Full with cable	Rack Solutions	1USHL-112	N/A	Data center
1/2 depth Shelf for Fiber	?	?	N/A	Data center

Employee Equipment

Manufacturer	Model	Serial #	Location
Dell	Optiplex 150	CQKVQ01	Dipen's Office
Dell	Optiplex 150	46MRQ01	"
Buffalo		95500180502472	"
APC	1100		"
Dell	Precision 670	7MGN671	"
SonicWALL	TZ 170	0006B13519C4	"
Dell Switch	Power Connect 5324		"
APC	600		"
APC	1250		"
"
"
Dell	P780	MX-06271R-47741-078-10CD	Bobby's Office
Dell	P780	MX-075UXR-47741-172-813Q	"
Dell	Dimension 2400	HZR6H51	"
APC	BN1250	JB0614014638	"
Toshiba			"
"
Dell	17 CPL	DCMG961	Tom's Office
Dell	19" Monitor		"
Dell	19" Monitor		"
APC	PRO 1100		"
Crystal	CS500	02011025	"
Crystal	CS500	00111138	"
Buffalo		95500179409962	Monica's Office
Western Digital		WCAU45391462	"
Dell	Precision T3400	JTCTFG1	"
Dell		CN- OPM372 72872 846 1RFL	"
Dell		CN- OPM372 72872 846 1RAL	"
"
Dell	Optiplex 745	774BXB1	Michael's Office
Dell	SE197FPF		"
OPTIQUEST	VS11201		"
Dell	Optiplex 745	FRKJKC1	Christina's Office
Dell	19" Monitor		"

Office Network and Staging Area

Manufacturer	Model	Serial #	Location
Dell	2850	J7M9M71	Staging Area
Dell	2850	JXYMX71	"
Dell	2850	DCFRX91	"
Dell	1950	FK76WB1	"
Dell	2848	C82NFH1	"
Dell	5224	BC4R741	"
SonicWALL	TZ170	0006B122DC40	"
ACER	X183H B	ETLEZ0W003947051D04329	"
ACER	X183H B	ETLEL0D0039490890B8544	"
Philips	Monitor	47488252	"
Tripp Lite	Smart 1000 RM2U UPS	9449ALCSM5421000191	"
APC	750	AS0642213233	"
APC	2200XL	WS0123006294	"
Dell	2824	8SDSFH1	"
Dell	2824	FCFSFH1	"
	Server Rack		"
	Test Bench		"

Schedule 2.1(f)
to
Asset Purchase Agreement

Web Sites, Telephone Numbers and Listings

Web Sites:

PREFERREDVOICE.COM
PVIDEMO.COM
PREFERREDVOICE.NET
PREFERREDVOICE.BIZ
PVIRINGBACKS.COM
PVIWAPRINGBACKS.MOBI
PVIWEB.NET
PVITEST.COM

Telephone Numbers and Listings:

214-265-9580  Main Number
877-729-0900  Main Toll-free Number
214-265-9663  Fax number
214-764-4048  On-call Technical Support
888-678-3880  On-call Customer Support
214-615-1660  Individual Station DID
214-615-1661  Individual Station DID
214-615-1664  Individual Station DID
214-615-1659  Individual Station DID
214-615-1700  Individual Station DID
214-615-1690  Individual Station DID
214-615-1701  Individual Station DID
214-615-1669  Individual Station DID
214-615-7134  Individual Station DID

Schedule 2.3
to
Asset Purchase Agreement

Adjustments for Prepaid Expenses and/or Deferred Revenue

1.
Southern Communications Services has prepaid Seller pursuant to an Annual Support Agreement which CMM shall be required to fulfill through January 31, 2011. The result is that Seller shall pay CMM the sum of $291.67 for each month or pro rata portion thereof between the Closing and January 31, 2011. Based on a Closing occurring on August 31, 2010, the amount Seller shall pay to CMM is $1,458.55.

2.
Pursuant to an agreement signed between Seller and Bluegrass Cellular on March 19, 2010, Bluegrass Cellular is currently making monthly installment payments of $2,000 on the 30th of every month for equipment provided by Seller. As of August 31, 2010, ten monthly payments remain. After Closing, CMM will assume responsibility for the Bluegrass agreement and will collect all further sums due. Therefore, CMM agrees to pay Seller the sum of $20,000, which is calculated as the amount CMM will collect between September 1, 2010 and June 30, 2011.

3.
Based on a projected Closing on August 31, 2010, CMM shall pay Seller at Closing an additional sum of $18,541.45, calculated from the adjustments defined in points 1 and 2 above. If the Closing does not occur on August 31, 2010, then all amounts above shall be adjusted accordingly.

Schedule 3.14(b)
to
Asset Purchase Agreement

Exceptions

Seller is currently defending against a claim or cause of action brought against Seller by Ring Plus, Inc. involving the alleged infringement of U.S. Patent No. 7,006,608 (defined herein as the “Infringement Suit”); however, Seller believes in good faith that such claim or cause of action is substantively without merit, and has aggressively pursued its defense of such claim or cause of action, and will continue to do so following the Closing until such time as such claim or cause of action is either dismissed or settled (in any event, at no cost of charge to Purchaser).

Schedule 10
to
Asset Purchase Agreement

Allocation of Purchase Price

Description1	Amount
Class I assets (including cash and general deposit accounts)	$0
Class II assets (actively traded personal property)	$0
Class III assets (including accounts receivable)	$0
Class IV assets (inventory)	$0
Class V assets (including furniture, fixtures and equipment)	$____,000
Class VI assets (Section 197 intangibles other than goodwill and going concern value)	$____,000
Class VII assets (goodwill and going concern value)	$ ,000

Total	$225,000

1 The terms “Class I assets”, “Class II assets”, “Class III assets”, “Class IV assets”, “Class V assets”, “Class VI assets”, and “Class VII assets” have the meanings attributed to them in IRS Form 8594 (Rev. February 2006).

 EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made this 1st day of September, 2010, by and between PREFERRED VOICE, INC., a Delaware corporation (the “Assignor”), and CLEARSKY MOBILE MEDIA, INC., a Delaware corporation (the “Assignee”).  This Agreement is made pursuant to that certain Asset Purchase Agreement, effective as of September 1, 2010 (the “Asset Purchase Agreement”), by and among the Assignor (as the Seller) and the Assignee (as the Purchaser).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

RECITALS

WHEREAS, Assignor is a party to the contracts set forth on Schedule 1 (the “Seller Business Contracts”), copies of which are attached hereto as Composite Exhibit A.

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s beneficial rights and interests in, to and under the Seller Business Contracts; and

WHEREAS, Assignee desires to assume the performance obligations of Assignor thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor and Assignee hereby agree as follows:

1.           Subject to and conditioned upon Assignee’s performance of its obligations pursuant to paragraph 2, below, Assignor hereby assigns to Assignee all of Assignor's beneficial rights and interests in and to the Seller Business Contracts, including all rights to receive and retain all fees and other compensation payable to Assignor thereunder.

2.           Assignee hereby accepts the foregoing assignment of all beneficial rights and interests associated with the Seller Business Contracts and, effective as of the date hereof, hereby assumes and agrees to timely perform all of Assignor’s obligations and duties thereunder, including, without limitation, the timely delivery of all services thereunder.

3.           Assignor hereby represents that all terms, covenants and conditions under the Seller Business Contracts required to be performed by the Assignor through the date hereof have been timely and properly performed.

4.           This Assignment shall be binding upon and inure to the benefit of the Assignor and the Assignee, their successors in interest and assigns.

5.          This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment effective as of the date first written above.

ASSIGNOR:

PREFERRED VOICE, INC.,
a Delaware corporation

By:           /s/
Name:     Mary Merritt
Its:           CEO

ASSIGNEE:

CLEARSKY MOBILE MEDIA, INC.,
a Delaware corporation

By:           /s/
Name:     William Poellmitz
Its:           CEO

Schedule 1

Seller Business Contracts
(Including RBT Business Contracts and Ringtone Business Contracts)

RBT Customer Contracts:

•	Marketing Agreement and Software License between Preferred Voice, Inc. and East Kentucky Network, LLC d/b/a Appalachian Wireless, signed September 20, 2006, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cellular South, Inc., signed January 31, 2007, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Bluegrass Cellular, Inc., signed March 19, 2010, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cincinnati Bell Wireless, LLC, signed January 21, 2010, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and DOCOMO PACIFIC, signed December 23, 2009, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and NTELOS Communications Inc., signed February 26, 2007, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Cleveland Unlimited, Inc., signed November 1, 2009, and all amendments thereto.

•	Marketing Agreement and Software License between Preferred Voice, Inc. and Southern Communications Services, Inc., signed November 17, 2006, and all amendments thereto.

•	Cellmania Application Submission Agreement between Preferred Voice, Inc. and Cellmania, Inc., signed May 21, 2008, and all amendments thereto.

Suppler Contracts:

•	Content Distribution Agreement between UMG Recordings, Inc. and Preferred Voice, Inc. dated August 11, 2006.

•	Content Distribution Agreement between Tollgate Networks, Inc. d/b/a Jabbertones, Inc. and Preferred Voice, Inc. dated February 14, 2005.

•	Content Distribution Agreement between FunMobility, Inc. and Preferred Voice, Inc. dated February 1, 2010.

•	Content Distribution Agreement between Zed (formerly 9 Squared, Inc.) and Preferred Voice, Inc. dated August 22, 2006.

•	Synchronization License Agreement between Megatrax Production Music (formerly Airtime Production LLC) and Preferred Voice, Inc. dated June 1, 2006.

•	Ringback Tone Aggregator Agreement between Warner Music Inc. and Preferred Voice, Inc. dated December 11, 2009.

•	Wireless Distribution Agreement between Walt Disney Internet Group and Preferred Voice, Inc. dated January 9, 2008.

•	Mobile Personalization Product Sales Agreement between Sony BMG Music Entertainment and Preferred Voice, Inc. dated August 1, 2008.

•	Agreement for the Inclusion of Universal Sound Recordings in Mobile Personalization Product Service between Universal Music Canada Inc. and Preferred Voice, Inc. dated June 1, 2008.

•	Digital Products Agreement between Sony Music Entertainment Canada Inc. and Preferred Voice, Inc. dated November 13, 2009.

Composite Exhibit A
Seller Business Contracts

(see copies attached)

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE is made effective as of the 1st day of September, 2010, by and among PREFERRED VOICE, INC., a Delaware corporation (“Seller”), and CLEARKY MOBILE MEDIA, INC., a Delaware corporation (“CMM”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement, dated as of September 8, 2010 (the “Asset Purchase Agreement”), by and among Seller, CMM and ClearSky RBT, LLC, a Florida limited liability company (“CRBT”).  This Bill of Sale is being executed and delivered by the Seller pursuant to the terms of the Asset Purchase Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to CMM all right, title and interest in and to the Subject Assets (as such term is defined below), free and clear of all Encumbrances of any nature.  Seller for itself, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of CMM, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by CMM in order to assign, transfer, set over, convey, assure and confirm unto and vest in CMM, its successors and assigns, title to the Subject Assets.

Seller warrants that title to the Subject Assets is clear and unencumbered and agrees to defend that title as vested, by reason of this sale, in CMM and CMM’s successors and assigns against any and all claims whatsoever.  Seller hereby appoints CMM as Seller’s attorney-in-fact, with full power of substitution, to demand, receive, and collect for CMM’s own use and benefit all the Subject Assets.

For purposes of this Bill of Sale, the term “Subject Assets” shall mean all of the Assets other than the software, hardware and software development rights more particularly described in Section 2.1(c) of the Asset Purchase Agreement (which other Assets are being sold by Seller to CRBT concurrent with the sale and purchase of the Subject Assets being sold and purchased pursuant hereto).

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, this Bill of Sale is executed effective as of the date first written above.

SELLER:

PREFERRED VOICE, INC.,
a Delaware corporation

By:        /s/

Name: Mary Merritt

Title: Chief Executive Officer

CMM:

CLEARSKY MOBILE MEDIA, INC.,
a Delaware corporation

By:       /s/

Name: William Poellmitz

Title:  Chief Executive Officer

BILL OF SALE

THIS BILL OF SALE is made effective as of the 1st day of September, 2010, by and among PREFERRED VOICE, INC., a Delaware corporation (“Seller”), and CLEARKY RBT, LLC, a Florida limited liability company (“CRBT”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement, dated as of September 8, 2010 (the “Asset Purchase Agreement”), by and among Seller, CRBT and ClearSky Mobile Media, Inc., a Delaware corporation.  This Bill of Sale is being executed and delivered by the Seller pursuant to the terms of the Asset Purchase Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to CRBT all right, title and interest in and to the Subject Assets (as such term is defined below), free and clear of all Encumbrances of any nature.  Seller for itself, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of CRBT, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by CRBT in order to assign, transfer, set over, convey, assure and confirm unto and vest in CRBT, its successors and assigns, title to the Subject Assets.

Seller warrants that title to the Subject Assets is clear and unencumbered and agrees to defend that title as vested, by reason of this sale, in CRBT and CRBT’s successors and assigns against any and all claims whatsoever.  Seller hereby appoints CRBT as Seller’s attorney-in-fact, with full power of substitution, to demand, receive, and collect for CRBT’s own use and benefit all the Subject Assets.

For purposes of this Bill of Sale, the term “Subject Assets” shall mean all software, hardware and software development rights used in or necessary for the operation of the PVI Business, including, without limitation, all of the software and hardware employed by Seller for use in the telecommunications industry wherein a generated sound presentation can replace or overlay a ring-back signal normally heard in a caller’s telephone until such time as a recipient of the telephone call answers such call, as more fully described on Schedule 2.1(c) attached hereto, and further including, without limitation, all Source Code, Object Code and Documentation, as defined in Schedule 2.1(c) that relate to such software.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, this Bill of Sale is executed effective as of the date first written above.

SELLER:

PREFERRED VOICE, INC.,
a Delaware corporation

By:        /s/

Name: Mary Merritt

Title:  Chief Executive Officer

CRBT:

CLEARSKY RBT, LLC,
a Florida limited liability company

By:       /s/

Name: William Poellmitz

Title: Manager

Schedule 2.1(c)
to
Bill of Sale

Software, Hardware and Software Development Rights

The software, hardware and software development rights sold to and purchased by CRBT under this Bill of Sale and pursuant to Section 2.1(c) of the Asset Purchase Agreement pertain to a software-based algorithm and a telecommunications system, which the Seller has been selling under the name and mark “Rockin’ Ringback,” wherein the system selects and plays an audible indication featuring audio of the called party's choice (e.g., a pop song), that is heard on the telephone line by the calling party after dialing and prior to the call being answered at the receiving end.

For purposes of this Agreement, the capitalized terms set forth in the Bill of Sale to which this Schedule is attached and not otherwise defined therein shall have the meanings set forth below:

1.	“Object Code” shall mean the compiled, machine-readable computer programming code, including any modifications or enhancements thereto.

2.
“Source Code” shall mean the software used in or necessary for the operation of the PVI Business written in programming languages, including all comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the software without undue experimentation.

3.
“Documentation” shall mean user manuals and other written materials that relate to the software, including materials useful for design (for example, logic manuals, flow charts, and principles of operation).

EXHIBT C
UNITED STATES PATENT ASSIGNMENT

WHEREAS, Preferred Voice, Inc., having a principal place of business at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206 (“Assignor”), is the exclusive owner of all right, title and interest in and to the United States Letters Patents (the “Patents”) and the United States Patent Application (the “Patent Application”) listed on Schedule A attached hereto; and

WHEREAS, ClearSky Mobile Media, Inc., a Delaware corporation, having a principal place of business at 390 North Orange Avenue, Suite 1295, Orlando, Florida 32801 (“Assignee”), is desirous of acquiring the entire right, title and interest in, to and under said Patents and Patent Application and the inventions described in and covered thereby (“Inventions”).

NOW, THEREFORE, in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor does hereby sell, assign, transfer and set over to Assignee, its successors and assigns, all right, title and interest in and to the Patents, Patent Application and Inventions, and any patents which may be granted on the Patent Application and Inventions, including all divisionals, continuations, continuations-in-part, re-exams, re-issues and extensions thereof, and all rights of priority resulting from the filing of the Patent Applications including all right, title and interest in and to any and all improvements to the Inventions described in and covered by the Patent Application and any and all other inventions or improvements disclosed in the Patent Application;  and all right, title and interest in and to any counterparts or legal equivalents thereof in a foreign country, including the right to claim priority under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperative Union, European Patent Convention, Common Market Convention, or any other Convention or Union for each country of said Convention or Union;  and all rights of priority resulting from the filing of the Patent Application, the same to be held and enjoyed by Assignee, its successors and assigns, for their own use and enjoyment, to the end of the term or terms of such Patents, and such patents as may be granted on the Patent Application or on any other application claiming any right of priority to the Patent Application, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made; together with and including without limitation any and all claims for damages by reason of past infringement of any such Patents, with the right to sue for and collect the same for the sole and exclusive use and enjoyment of Assignee, its successors, assigns or other legal representatives.

AND, FURTHER, Assignor does hereby authorize and request any official whose duty it is to issue patents to issue any and all patents on the Inventions or resulting from the Patent Application, or any divisions, continuations, continuations-in-part, or re-issues thereof to Assignee, as assignee of the entire interest, and hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreements inconsistent herewith.

IN WITNESS WHEREOF, Assignor, by an authorized officer of same has caused this Patent Assignment to be executed and become effective as of the 1st day of September, 2010.

ASSIGNOR:

PREFERRED VOICE, INC.,
a Delaware corporation

By:        /s/
      Mary Merritt, its Chief Executive Officer

STATE OF TEXAS                                              )
)  ss:
COUNTY OF                                                        )

The foregoing instrument was acknowledged before me this ____ day of September, 2010, by Mary Merritt, as Chief Executive Officer of Preferred Voice, Inc., a Delaware corporation.  She is personally known to me or has produced ___________________________________ as identification.

        By:
        Notary Public, State of Texas
        My Commissioner Expires:

SCHEDULE A

Application Serial No.:	11/066,874
Filing Date:	February 25, 2005
Title:	A COMMUNICATIONS MANAGEMENT SYSTEM, A METHOD OF CONTROLLING AN INITIATED COMMUNICATION WITH PRESELECTED FUNCTIONS AND A NON-WIRELENE COMMUNICATIONS MANAGEMENT SYSTEM

Application Serial No.:	11/111,604
Filing Date:	April 21, 2005
Title:	METHOD OF CUSTOMIZING IN-BAND SIGNALING FOR A COMMUNICATION IN PROGRESS, A METHOD OF IDENTIFYING A SUBSCRIBER TO A CALLING PARTY AND A TONE SEQUENCE APPLICATOR EMPLOYING EITHER METHOD

Application Serial No.:	11/625,756
Filing Date:	January 22, 2007
Title:	TELEPHONE COMMUNICATIONS SYSTEM, A METHOD OF DELIVERING CONTENT TO A CALLING PARTY AND A METHOD OF DISTRIBUTING INFORMATION TO A CALLING PARTY

EXHIBIT D
UNITED STATES TRADEMARK ASSIGNMENT

WHEREAS, Preferred Voice, Inc., a Delaware corporation having a principal place of business at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206 (“Assignor”) is the owner of all right, title and interest in and to the trademarks and registrations listed on the attached Schedule A (the “Marks” and  “Registrations,” respectively);  and

WHEREAS, ClearSky Mobile Media, Inc., a Delaware corporation having a principal place of business at 390 North Orange Avenue, Suite 1295, Orlando, Florida, 32801 (“Assignee”), is desirous of acquiring all right, title and interest in, to and under the Marks and the Registrations, and all goodwill associated therewith;

NOW, THEREFORE, in consideration of the sum of Ten U.S. Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and reasonably equivalent value of which are hereby mutually acknowledged, Assignor has, and by these presents does hereby irrevocably sell, assign, transfer and convey unto Assignee, its successors and assigns, all right, title and interest of Assignor in and to: (a) the Marks; (b) the Registrations and any and all other issued federal or state trademark or service mark registrations of the Marks which Assignor may own; (c) any and all pending federal and state applications to register the Marks; (d) all common law rights in, to and under the Marks; (e) all other rights in, to and under the Marks, together with and including all goodwill of the business symbolized by the Marks; (f) any and all rights to royalties, profits, compensations, license fees or other payments or remuneration of any kind relating to the Marks, and/or the goodwill under the Marks; and (g) all claims or causes of action Assignor has or may have in connection with the Marks including, but not limited to, the right to sue and recover damages for any and all past infringements of the Marks.

Assignor hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreements inconsistent herewith.

This instrument and the assignment effected hereunder are effective as of the 1st day of September, 2010
ASSIGNOR:

PREFERRED VOICE, INC.,
a Delaware corporation

By:    /s/
      Mary Merritt, its Chief Executive Officer

STATE OF TEXAS                                              )
)  ss:
COUNTY OF                                                        )

The foregoing instrument was acknowledged before me this ____ day of September, 2010, by Mary Merritt, as Chief Executive Officer of Preferred Voice, Inc., a Delaware corporation.  She is personally known to me or has produced ___________________________________ as identification.

By:
Notary Public, State of Texas
My Commissioner Expires:

SCHEDULE A

Reg. No.:	3,258,316
Reg. Date:	July 3, 2007
Mark:	ADBACK

Reg. No.:	3,057,723
Reg. Date:	February 7, 2006
Mark:	ROCKIN’ RINGBACK

Reg. No.:	2,563,015
Reg. Date:	April 23, 2002
Mark:	SAFETY*TALK

Reg. No.:	2,551,827
Reg. Date:	March 26, 2002
Mark:	PREFERRED VOICE

Reg. No.:	2,563,014
Reg. Date:	April 23, 2002
Mark:	PREFERRED VOICE

Reg. No.:	3,098,447
Reg. Date:	May 30, 2006
Mark:	BUSINESSCONNECT

Reg. No.:	2,805,467
Reg. Date:	January 13, 2004
Mark:	BUSINESSCONNECT